Contacts:	Paul W. Taylor	Christopher G. Treece
	President and Chief Executive Officer	E.V.P., Chief Financial Officer and Secretary
	Guaranty Bancorp	Guaranty Bancorp
	1331 Seventeenth Street, Suite 200	1331 Seventeenth Street, Suite 200
	Denver, CO 80202	Denver, CO 80202
	(303) 293-5563	(303) 675-1194

FOR IMMEDIATE RELEASE:

Guaranty Bancorp Announces 2016 Third Quarter Financial Results

•	Completed the merger with Home State Bancorp on September 8, 2016, adding $445.5 million in loans and $769.7 million in deposits
•	Systems integration is expected to be completed by November 7, 2016, offering customers an expanded branch network
•	Grew loans by $68.9 million, or 14.4% annualized, during the third quarter 2016, excluding loans acquired in the merger with Home State Bancorp
•	Increased deposits by $135.0 million, or 29.1% annualized, during the third quarter 2016, excluding deposits acquired in the merger with Home State Bancorp
•	Reduced the nonperforming asset ratio to 0.19% at September 30, 2016, as compared to 0.69% at September 30, 2015

DENVER, October 26, 2016 - Guaranty Bancorp (Nasdaq: GBNK) (“we”, “our” or “the Company”), a community bank holding company based in Colorado, today announced third quarter 2016 net income of $5.8 million, or $0.25 per basic and diluted common share, as compared to $6.0 million, or $0.28 per basic and diluted common share in the third quarter 2015. Third quarter 2016 net income was impacted by $2.2 million in merger-related expenses. Third quarter 2016 operating earnings1 increased 21.6% to $7.3 million, or $0.32 per diluted common share, as compared to the third quarter 2015. For the nine months ended September 30, 2016, net income was $17.0 million or $0.78 per basic common share and $0.77 per diluted common share  as compared to $16.6 million, or $0.79 per basic common share and $0.78 per diluted common share for the same period in 2015. Year-to-date 2016 net income includes $3.2 million in merger-related expenses. For the nine months ended September 30, 2016, operating earnings increased $2.6 million, or 15.4% to $19.2 million; an increase of $0.09 per diluted common share as compared to the same period in 2015.

“We are pleased to close our merger with Home State Bancorp and further our commitment to serving the financial needs of businesses and consumers in the state of Colorado," said Paul W. Taylor, President and Chief Executive Officer of Guaranty Bancorp. “The integration of our systems is expected to be completed on November 7th and our teams are diligently working to ensure a smooth transition as we move forward as one bank. Throughout this process, we have also remained focused on our business. Excluding loans and deposits acquired in the merger with Home State Bancorp, annualized loan and deposit growth was 14.4% and 29.1%, respectively, during the third quarter of 2016. In addition, we had an operating return on average assets of 1.11% during the third quarter of 2016. Following the system integration in the fourth quarter, we are poised to deliver long-term value for our customers, communities, employees and shareholders."

During the third quarter 2016, operating earnings increased $1.3 million,  as compared to the same quarter in 2015, primarily due to a $3.3 million increase in net interest income and a $0.3 million increase in deposit service and other fees,  partially offset by a  $1.3 million increase in salaries and employee benefits and an increase in income tax expense due to an increase in pretax income. The $3.3 million increase in net interest income in the third quarter 2016, as compared to the third quarter 2015, was due to a combination of a $331.0 million, or 15.5% increase in average earning

__________________________________________________________________

1  This press release contains certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of the Company’s core financial performance. See the “Non-GAAP Financial Measures” section later in this press release for a definition of operating earnings and other non-GAAP measures.

assets and a $0.8 million interest income recovery on a nonaccrual loan during the third quarter 2016. This interest recovery had a seven basis point impact on the quarterly operating return on average assets. Net income decreased $0.2 million for the third quarter 2016, as compared to the same quarter in 2015, due to a $3.8 million increase in noninterest expense, primarily merger-related expenses, mostly offset by a $3.3 million increase in net interest income and a $0.3 million increase in noninterest income. The merger-related expenses incurred in the third quarter 2016 were $2.2 million, consisting of $1.4 million in salaries and employee benefit expense related to severance and retention payments and $0.8 million in other general and administrative expense.

As compared to the second quarter 2016, third quarter 2016 operating earnings increased $1.2 million, or 20.3% to $7.3 million primarily due to a $2.9 million increase in net interest income and a $0.3 million increase in deposit service and other fees, partially offset by a $1.1 million increase in salaries and employee benefits expense.  The $2.9 million increase in net interest income in the third quarter 2016, as compared to the second quarter 2016, was mostly related to a $238.2 million increase in average earning assets, partially due to the transaction with Home State Bancorp (Home State). Third quarter 2016 net income increased $0.1 million to $5.8 million, as compared to the second quarter 2016, primarily due to a $2.9 million increase in net interest income and a $0.6 million increase noninterest income, partially offset by a $3.5 million increase in noninterest expense. The $3.5 million increase in noninterest expense in the third quarter 2016 as compared to the second quarter 2016, was primarily related to a $1.9 million increase in merger-related expenses and a $0.8 million increase in salaries and employee benefits expense related to the transaction with Home State.

For the nine months ended September 30, 2016, operating earnings increased 15.4%, or $2.6 million, as compared to the same period in 2015 due to a $5.4 million increase in net interest income, mostly due to a $249.9 million, or 12.1% increase in average earning assets, partially offset by a $2.0 million increase in salaries and employee benefits and an increase in income taxes due to an increase in pretax income. Net income increased $0.4 million for the first nine months of 2016, as compared to the same period in 2015, due to the $5.4 million increase in net interest income, as discussed above, partially offset by a $4.5 million increase in noninterest expense, primarily due to $3.2 million in merger-related expenses incurred in 2016 and $0.8 million in salaries and benefit expenses related to the transaction with Home State.

As a direct result of the recently completed transaction with Home State, the Company improved its liquidity position as well as its concentration of commercial real estate during the third quarter 2016. The loan-to-deposit ratio decreased from 102.8% at June 30, 2016 to 87.7% at September 30, 2016, providing additional liquidity for continued balance sheet growth. In addition, our total commercial real estate as a percent of capital (CRE2 Ratio) fell significantly from 360% at June 30, 2016 to 314% at September 30, 2016. Commercial real estate is defined as our total reported loans secured by multifamily and non-farm residential properties, loans for construction, land development and other land and loans otherwise sensitive to the general commercial real estate market, including loans to commercial real estate related entities.

Key Financial Measures

Income Statement

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2016	2016	2015	2016	2015

	(Dollars in thousands, except per share amounts)
Net income	$5,761	$5,685	$6,002	$16,981	$16,563
Operating earnings (1)	7,276	6,048	5,983	19,242	16,678
Earnings per common share - diluted	0.25	0.27	0.28	0.77	0.78
Earnings per common share - diluted - operating (1)	0.32	0.28	0.28	0.88	0.79
Return on average assets	0.88%	0.97%	1.05%	0.93%	1.01%
Return on average assets - operating (1)	1.11%	1.03%	1.05%	1.05%	1.02%
Return on average equity	9.04%	10.03%	10.99%	9.64%	10.37%
Return on average equity - operating (1)	11.42%	10.67%	10.95%	10.92%	10.44%
Net interest margin	3.66%	3.57%	3.59%	3.61%	3.70%
Efficiency ratio - tax equivalent (2)	56.78%	59.08%	58.75%	58.51%	60.42%
________________________

(1) See reconciliation of non-GAAP financial measure to the corresponding GAAP measurement in "Non-GAAP Financial Measures" later in this document.

(2) The efficiency ratio equals noninterest expense adjusted to exclude amortization of intangible assets, prepayment penalties on long-term debt, impairment of long-lived assets and merger related expenses, divided by the sum of tax equivalent net interest income and tax equivalent noninterest income. To calculate tax equivalent net interest income and noninterest income, the interest earned on tax exempt loans and investment securities and the income earned on bank-owned life insurance has been adjusted to reflect the amount that would have been earned had these investments been subject to normal income taxation.

Balance Sheet

	September 30,	December 31,	Percent	September 30,	Percent
	2016	2015	Change	2015	Change
	(Dollars in thousands, except per share amounts)
Total investments	$562,091	$424,692	32.4%	$433,299	29.7%
Total loans, net of deferred costs	2,412,999	1,814,536	33.0%	1,726,151	39.8%
Allowance for loan losses	(23,300)	(23,000)	1.3%	(22,890)	1.8%
Total assets	3,346,265	2,368,525	41.3%	2,285,630	46.4%
Total deposits	2,752,112	1,801,845	52.7%	1,847,329	49.0%
Book value per common share	12.39	10.21	21.4%	10.07	23.0%
Tangible book value per common share	9.85	9.97	(1.2)%	9.81	0.4%
Equity ratio - GAAP	10.50%	9.36%	12.2%	9.57%	9.7%
Tangible common equity ratio	8.53%	9.16%	(6.9)%	9.35%	(8.8)%
Total risk-based capital ratio	14.07%	13.24%	6.3%	13.39%	5.1%
Assets under management and administration	$858,761	$698,247	23.0%	$686,662	25.1%

Net Interest Income and Margin

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2016	2016	2015	2016	2015

	(Dollars in thousands)
Net interest income	$22,750	$19,821	$19,406	$62,566	$57,123
Average earning assets	2,472,767	2,234,612	2,141,807	2,314,455	2,064,587
Interest rate spread	3.45%	3.39%	3.45%	3.43%	3.56%
Net interest margin	3.66%	3.57%	3.59%	3.61%	3.70%
Net interest margin, fully tax equivalent	3.75%	3.65%	3.67%	3.69%	3.78%
Loan yield	4.41%	4.15%	4.15%	4.25%	4.28%
Average cost of interest-bearing liabilities
(including noninterest-bearing deposits)	0.44%	0.39%	0.28%	0.39%	0.26%
Average cost of deposits
(including noninterest-bearing deposits)	0.23%	0.23%	0.19%	0.23%	0.18%

Net interest income increased $3.3 million in the third quarter 2016, as compared to the same quarter in 2015, due to a $4.5 million increase in interest income, partially offset by a $1.1 million increase in interest expense. The increase in interest income was the result of a $307.4 million, or 18.0% increase in average loan balances in the third quarter 2016 as compared to the same quarter in 2015, a $0.8 million interest income recovery on a nonaccrual loan received in the third quarter 2016 and $0.3 million related to accretion of the discount applied to loans acquired in the Home State transaction. The increase in interest expense was due to a $0.5 million increase in subordinated debt expense, a $0.3 million increase in Federal Home Loan Bank (FHLB) borrowings expense and a $0.4 million increase in interest expense on deposits. On July 18, 2016, we issued $40.0 million of unsecured fixed-to-floating rate subordinated notes, to raise the cash consideration paid to the shareholders of Home State in connection with the transaction. FHLB borrowing expense increased in the third quarter 2016, as compared to the same quarter in 2015, as a result of fixed-rate hedged borrowings, $25.0 million of which became effective in the third quarter 2015 and $25.0 million of which became effective in the first quarter 2016. Interest expense on deposits increased in the third quarter 2016, as compared to the third quarter 2015, due to higher average deposit balances, attributable to both organic growth and the Home State transaction.

As compared to the second quarter 2016, net interest income increased by $2.9 million due to a $3.5 million increase in interest income, partially offset by a $0.6 million increase in interest expense. The increase in interest income during the third quarter 2016, as compared to the second quarter 2016, was primarily due to a $165.3 million increase in average loan balances and a $37.7 million increase in average investment balances. The $0.6 million increase in interest expense in the third quarter 2016, as compared to the second quarter 2016, was mostly due to the newly issued $40.0 million of unsecured fixed-to-floating rate subordinated notes, discussed above.

For the nine months ended September 30, 2016, net interest income increased $5.4 million, as compared to the same period in 2015, due to an $8.2 million increase in interest income, partially offset by a $2.7 million increase in interest expense. The year-to-date increase in interest income was driven by a $274.0 million, or 16.9% increase in average loans, as compared to the same period in 2015. The $2.7 million increase in interest expense during the first nine months of

2016, as compared to the same period in 2015, was due to a $1.2 million increase in FHLB borrowing expense, a $1.0 million increase in interest expense on deposits, and a $0.6 million increase in interest expense on subordinated debt.  As outlined above, the increased cost of FHLB borrowings was the result of our hedged borrowings becoming fully effective, increased borrowing levels required to fund loan growth, and an increase in short-term, variable rates resulting from the December 2015 federal funds interest rate increase. The increase in interest expense on deposits in the first nine months of 2016, as compared to the same period in 2015, was the result of a five basis point increase in weighted average cost and a $185.1 million increase in average balances. The increase in interest expense on subordinated debt in the first nine months of 2016, as compared to the same period in 2015, was mostly due to the newly issued $40.0 million of unsecured fixed-to-floating rate subordinated notes, discussed above.

Noninterest Income

The following table presents noninterest income as of the dates indicated:

	Three Months Ended			Nine Months Ended
	September 30, 2016	June 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015

	(In thousands)
Noninterest income:
Deposit service and other fees	$2,581	$2,292	$2,309	$7,042	$6,682
Investment management and trust	1,333	1,276	1,292	3,889	3,964
Increase in cash surrender value of
life insurance	490	460	447	1,398	1,316
Loss on sale of securities	(66)	(101)	-	(122)	-
Gain on sale of SBA loans	208	110	232	472	681
Other	159	105	119	346	275
Total noninterest income	$4,705	$4,142	$4,399	$13,025	$12,918

Third quarter 2016 noninterest income was $4.7 million as compared to $4.1 million in the second quarter 2016 and $4.4 million in the third quarter 2015.

The $0.6 million increase in noninterest income in the third quarter 2016, as compared to the second quarter 2016, was primarily due to a $0.3 million increase in deposit service and other fees, primarily generated by deposits acquired in the transaction with Home State as well as smaller increases in other categories. The $0.3 million increase in noninterest income in the third quarter 2016, as compared to the third quarter 2015, was attributable to an increase in deposit service and other fees primarily generated by deposits acquired in the transaction with Home State.

For the nine months ended September 30, 2016, noninterest income increased $0.1 million to $13.0 million as compared to $12.9 million for the same period in 2015.

Noninterest Expense

The following table presents noninterest expense as of the dates indicated:

	Three Months Ended			Nine Months Ended
	September 30, 2016	June 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015

	(In thousands)
Noninterest expense:
Salaries and employee benefits	$10,984	$8,520	$8,318	$28,292	$24,921
Occupancy expense	1,417	1,261	1,487	4,053	4,814
Furniture and equipment	750	713	740	2,281	2,206
Amortization of intangible assets	389	239	495	868	1,486
Other real estate owned, net	20	5	(31)	27	64
Insurance and assessment	608	597	604	1,818	1,795
Professional fees	962	906	838	2,725	2,520
Impairment of long-lived assets	-	-	-	-	122
Other general and administrative	3,494	2,893	2,415	9,486	7,164
Total noninterest expense	$18,624	$15,134	$14,866	$49,550	$45,092

Third quarter 2016 noninterest expense was $18.6 million as compared to $15.1 million in the second quarter 2016 and $14.9 million in the third quarter 2015. The Company’s tax equivalent efficiency ratio was 56.78% for the third quarter 2016, as compared to 59.08%  in the second quarter 2016, and 58.75%  in the third quarter 2015.

Third quarter 2016 noninterest expense increased $3.5 million, as compared to the second quarter 2016, primarily as a result of a $1.9 million increase in merger-related expenses; consisting of a $1.4 million increase in salaries and employee benefit expense related to severance and retention payments and a  $0.5 million increase in other general and administrative expenses. Excluding of the merger-related expenses included in salaries and employee benefits, this category of expense increased $1.1 million, mostly due to expenses related to the employees acquired in the Home State transaction.

Noninterest expense increased by $3.8 million in the third quarter 2016, as compared to the third quarter 2015, primarily  due to $2.2 million in merger-related expenses incurred in the third quarter 2016; consisting of $1.4 million in salaries and employee benefit expense related to severance and retention payments and $0.8 million in other general and administrative expenses. Excluding the merger-related expenses included in salaries and employee benefits, this category of expense increased $1.3 million,  consisting of $0.8 million related to the employees acquired in the Home State transaction and a $0.5 million increase in base salaries and employee benefit expense.

For the nine months ended September 30, 2016, noninterest expense was $49.6 million, as compared to $45.1 million for the same period in 2015. The $4.5 million increase in noninterest expense during the first nine months of 2016, as compared to the same period in 2015, was primarily due to $3.2 million in merger-related expenses incurred during the first nine months of 2016; consisting of $1.4 million in salaries and employee benefits related to severance and retention payments and $1.8 million in other general and administrative expenses. Excluding the merger-related expenses, noninterest expense increased $1.3 million for the first nine months of 2016, as compared to the same period in 2015, due to a $2.0 million increase in salaries and employee benefits, partially offset by a $0.8 million decline in occupancy expense.  The $2.0 million increase in salaries and employee benefits was due to $0.8 million related to the employees acquired in the Home State transaction, a $0.8 million increase in base salaries and a $0.4 million increase in the Company’s self-funded medical plan. The $0.8 million decrease in occupancy expense was related to  a reduction in rent and depreciation expense related to the restructure of the lease for the Company’s corporate office.

Balance Sheet

	September 30,	December 31,	Percent	September 30,	Percent
	2016	2015	Change	2015	Change
	(Dollars in thousands)
Total assets	$3,346,265	$2,368,525	41.3%	$2,285,630	46.4%
Average assets, quarter-to-date	2,613,133	2,327,224	12.3%	2,268,603	15.2%
Total loans, net of deferred costs	2,412,999	1,814,536	33.0%	1,726,151	39.8%
Total deposits	2,752,112	1,801,845	52.7%	1,847,329	49.0%

Equity ratio - GAAP	10.50%	9.36%	12.2%	9.57%	9.7%
Tangible common equity ratio	8.53%	9.16%	(6.9)%	9.35%	(8.8)%

At September 30, 2016, the Company had total assets of $3.3 billion, reflecting an increase of $977.7 million as compared to December 31, 2015, and an increase of $1.1 billion as compared to September 30, 2015. The increase in total assets during the first nine months of 2016 was comprised of a $598.5 million increase in loans, a $137.4 million increase in investments,  a $137.2 million increase in cash, and a $67.0 million increase in intangible assets related to the transaction with Home State. In addition, there were $37.6 million of combined increases in several other categories of nonearning assets.  Loans acquired in the transaction with Home State during the third quarter 2016 were $445.5 million. Excluding the loans acquired from Home State, loans grew $68.9 million, or 14.4% annualized during the third quarter 2016.

The following table sets forth the amount of loans outstanding at the dates indicated:

	September 30,	June 30,	March 31,	December 31,	September 30,
	2016	2016	2016	2015	2015
	(In thousands)
Commercial and residential real estate	$1,752,113	$1,428,397	$1,307,854	$1,281,701	$1,196,209
Construction	75,603	26,497	87,753	107,170	92,473
Commercial	400,281	336,069	329,939	323,552	336,414
Consumer	81,766	66,539	66,829	66,288	63,517
Other	102,887	40,640	37,534	35,570	37,420
Total gross loans	2,412,650	1,898,142	1,829,909	1,814,281	1,726,033
Deferred costs	349	401	337	255	118
Loans, net	2,412,999	1,898,543	1,830,246	1,814,536	1,726,151
Less allowance for loan losses	(23,300)	(23,050)	(23,025)	(23,000)	(22,890)
Net loans	$2,389,699	$1,875,493	$1,807,221	$1,791,536	$1,703,261

The following table presents the changes in the Company’s loan balances at the dates indicated:

	September 30,	June 30,	March 31,	December 31,	September 30,
	2016	2016	2016	2015	2015
	(In thousands)
Beginning balance	$1,898,142	$1,829,909	$1,814,281	$1,726,033	$1,668,831
New credit extended	129,064	121,753	105,843	155,745	149,502
Acquisition of Home State Bank	445,529	-	-	-	-
Net existing credit advanced	153,390	87,524	50,482	61,165	60,784
Net pay-downs and maturities	(214,089)	(142,516)	(139,914)	(129,189)	(152,279)
Charge-offs and other	614	1,472	(783)	527	(805)
Gross loans	2,412,650	1,898,142	1,829,909	1,814,281	1,726,033
Deferred costs	349	401	337	255	118
Loans, net	$2,412,999	$1,898,543	$1,830,246	$1,814,536	$1,726,151

Net change - loans outstanding	$514,456	$68,297	$15,710	$88,385	$57,493

During the third quarter 2016, loans net of deferred costs and fees increased $514.5 million. Loans acquired in the transaction with Home State during the third quarter 2016 were $445.5 million. Excluding the loans acquired from Home State, loans grew $68.9 million during the third quarter 2016 despite $214.1 million in net pay-downs and maturities during the quarter. In addition to contractual loan principal payments and maturities, the third quarter 2016 included $37.7 million in early payoffs related to our borrowers selling their assets, $24.3 million in payoffs due to our strategic decision to not match certain financing terms offered by competitors, $27.8 million in loan pay-downs related to fluctuations in loan balances to existing customers.

During the twelve months ended September 30, 2016, loans net of deferred costs and fees increased by $686.8 million. Excluding the loans acquired in the transaction with Home State, loans grew $241.3 million, or 14.0% over the twelve months ending September 30, 2016.

The following table sets forth the amounts of deposits outstanding at the dates indicated:

	September 30,	June 30,	March 31,	December 31,	September 30,
	2016	2016	2016	2015	2015
	(In thousands)
Noninterest-bearing demand	$857,064	$638,110	$631,544	$612,371	$683,797
Interest-bearing demand and NOW	802,043	383,492	392,808	381,834	405,092
Money market	554,447	392,730	411,582	397,371	369,023
Savings	160,698	149,798	155,673	151,130	144,602
Time	377,860	283,231	281,110	259,139	244,815
Total deposits	$2,752,112	$1,847,361	$1,872,717	$1,801,845	$1,847,329

At September 30, 2016, non-maturing deposits were $2.4 billion, an increase of $831.5 million as compared to December 31, 2015, and an increase of $771.7 million as compared to September 30, 2015. Deposits acquired in the transaction with Home State were $769.7 million, of which $685.7 million were non-maturing deposits. During the third quarter 2016, deposits grew $135.0 million, or 29.1% annualized, excluding the deposits acquired in the transaction with Home State. At September 30, 2016, noninterest-bearing deposits as a percentage of total deposits were 31.1%, as compared to 34.0% at December 31, 2015, and 37.0% at September 30, 2015.

At September 30, 2016, securities sold under agreements to repurchase were $35.9 million, an increase of $9.5 million as compared to December 31, 2015, and an increase of $5.8 million as compared to September 30, 2015. Securities sold under agreements to repurchase acquired in the transaction with Home State were $20.0 million.

Total FHLB borrowings were $122.5 million at September 30, 2016, all of which were term advances.  During the third quarter 2016, the Company was able to repay all outstanding borrowings on its FHLB line of credit as of June 30, 2016, utilizing funds raised from increased deposit balances as well as proceeds from securities sold subsequent to the transaction with Home State. At December 31, 2015, total FHLB borrowings consisted of $185.8 million in overnight advances and $95.0 million in term advances.

Regulatory Capital Ratios

The following table provides the capital ratios of the Company and the Bank as of the dates presented, along with the applicable regulatory capital requirements:

	Ratio at September 30, 2016	Ratio at December 31, 2015	Minimum Requirement for “Adequately Capitalized” Institution plus fully phased in Capital Conservation Buffer	Minimum Requirement for "Well-Capitalized" Institution
Common Equity Tier 1 Risk-Based Capital Ratio
Consolidated	10.79%	10.94%	7.00%	N/A
Guaranty Bank and Trust Company	12.74%	11.96%	7.00%	6.50%

Tier 1 Risk-Based Capital Ratio
Consolidated	11.72%	12.11%	8.50%	N/A
Guaranty Bank and Trust Company	12.74%	11.96%	8.50%	8.00%

Total Risk-Based Capital Ratio
Consolidated	14.07%	13.24%	10.50%	N/A
Guaranty Bank and Trust Company	13.61%	13.09%	10.50%	10.00%

Leverage Ratio
Consolidated	12.40%	10.68%	4.00%	N/A
Guaranty Bank and Trust Company	13.48%	10.55%	4.00%	5.00%

At September 30, 2016, all of our regulatory capital ratios remained well above minimum requirements for a “well-capitalized” institution. The Company’s consolidated Tier 1 risk-based capital ratio decreased relative to December 31, 2015 whereas the Company’s total risk-based capital ratios increased compared to December 31, 2015. The transaction with Home State was financed through the issuance of $40.0 million in fixed-to-floating rate subordinated notes, which qualified for treatment as Tier 2 capital and by the issuance of common stock valued at $117.5 million, which qualified as Common Equity Tier 1 capital.

Asset Quality

The following table presents select asset quality data, including quarterly charged-off loans, recoveries and provision (credit) for loan losses as of the dates indicated:

	September 30,	June 30,	March 31,	December 31,	September 30,
	2016	2016	2015	2015	2015
	(Dollars in thousands)
Originated nonaccrual loans and leases	$3,399	$13,326	$13,401	$14,474	$14,512
Purchased nonaccrual loans and leases	2,108	-	-	-	-
Accruing loans past due 90 days or more (1)	335	-	-	-	-

Total nonperforming loans (NPLs)	$5,842	$13,326	$13,401	$14,474	$14,512
Other real estate owned and foreclosed assets	637	674	674	674	1,371

Total nonperforming assets (NPAs)	$6,479	$14,000	$14,075	$15,148	$15,883

Total classified assets	$34,675	$25,644	$27,191	$26,428	$31,208

Accruing loans past due 30-89 days (1)	$2,157	$2,386	$1,398	$2,091	$3,461

Charged-off loans	$(72)	$(57)	$(302)	$(66)	$(75)
Recoveries	295	72	311	184	101
Net recoveries	$223	$15	$9	$118	$26

Provision (credit) for loan losses	$27	$10	$16	$(8)	$14

Allowance for loan losses	$23,300	$23,050	$23,025	$23,000	$22,890

Unaccreted discount	$15,721	$-	$-	$-	$-

Selected ratios:
NPLs to loans, net of deferred costs (2)	0.24%	0.70%	0.73%	0.80%	0.84%
NPAs to total assets	0.19%	0.58%	0.60%	0.64%	0.69%
Allowance for loan losses plus unaccreted
discount to NPLs	667.94%	172.97%	171.82%	158.91%	157.73%
Allowance for loan losses to loans, net of
deferred costs (2)	0.97%	1.21%	1.26%	1.27%	1.33%
Allowance for loan losses plus unaccreted
discount to loans, net of
deferred costs (2)	1.61%	1.21%	1.26%	1.27%	1.33%
Loans 30-89 days past due to loans, net of
deferred costs (2)	0.09%	0.13%	0.08%	0.12%	0.20%
Texas ratio (3)	1.77%	5.17%	5.14%	5.65%	6.09%
Classified asset ratio (4)	10.69%	10.55%	11.56%	11.66%	13.51%
________________________

(1) Past due loans include both loans that are past due with respect to payments and loans that are past due because the loan has matured, and is in the process of renewal, but continues to be current with respect to payments.

(2) Loans, net of deferred costs, exclude loans held for sale.
(3) Texas ratio defined as total NPAs divided by subsidiary bank only Tier 1 Capital plus allowance for loan losses.
(4) Classified asset ratio defined as total classified assets to subsidiary bank only Tier 1 Capital plus allowance for loan losses.

The following tables summarize past due loans held for investment by class as of the dates indicated:

September 30, 2016	30-89 Days Past Due	90 Days + Past Due and Still Accruing	Nonaccrual	Total Nonaccrual and Past Due	Total Loans, Held for Investment
	(In thousands)
Commercial and residential
real estate	$803	$-	$3,008	$3,811	$1,752,366
Construction	-	-	-	-	75,614
Commercial	1,090	335	828	2,253	400,339
Consumer	57	-	248	305	81,778
Other	207	-	1,423	1,630	102,902
Total	$2,157	$335	$5,507	$7,999	$2,412,999

December 31, 2015	30-89 Days Past Due	90 Days + Past Due and Still Accruing	Nonaccrual	Total Nonaccrual and Past Due	Total Loans, Held for Investment
	(In thousands)
Commercial and residential
real estate	$653	$-	$11,905	$12,558	$1,281,881
Construction	-	-	986	986	107,185
Commercial	1,147	-	874	2,021	323,598
Consumer	291	-	459	750	66,297
Other	-	-	250	250	35,575
Total	$2,091	$-	$14,474	$16,565	$1,814,536

During the third quarter 2016, nonperforming assets decreased by $7.5 million from June 30, 2016 and $9.4 million from September 30, 2015. The $7.5 million decline in nonperforming assets during the third quarter 2016 included the transfer of a $9.4 million out-of-state loan syndication to performing status. As a result of the transaction with Home State, $2.1 million of nonperforming loans  and $0.1 million of other real estate owned were acquired. At September 30, 2016, performing troubled debt restructurings were $24.4 million, as compared to $13.1 million at June 30, 2016 and $12.1 million at September 30, 2015. The increase in performing troubled debt restructurings in the third quarter 2016, as compared the second quarter 2016, was primarily due to the transfer of a $9.4 million out-of-state loan syndication to performing status, described above.

At September 30, 2016, classified assets represented 10.7% of bank-level Tier 1 risk-based capital plus allowance for loan losses, as compared to 11.7% at December 31, 2015, and 13.5% at September 30, 2015.

All acquired loans are initially recorded at their estimated fair value which encompasses an estimate of credit losses. The table below presents two alternative views of credit risk coverage ratios for loans, reflecting adjustments for acquired loans and the associated purchase accounting discount:

	Loans	Allowance / Discount	Coverage Ratio
	(Dollars in thousands)
September 30, 2016 reported balance	$2,412,999	23,300	0.97%
Unaccreted net discount	15,721	15,721
Adjusted September 30, 2016 balance	$2,428,720	$39,021	1.61%

Net recoveries of $0.2 million were recognized during the third quarter 2016, as compared to immaterial net recoveries in the second quarter of 2016 and immaterial net recoveries in the third quarter 2015.  During the third quarter 2016, the Bank recorded an immaterial provision for loan losses as compared to immaterial provisions in both the second quarter 2016 and the third quarter 2015. The Bank considered recoveries, historical charge-offs, level of nonperforming loans, loan growth and other factors when determining the adequacy of the allowance for loan losses and the resulting amount of loan loss provision to be recognized during the quarter.

Shares Outstanding

As of September 30, 2016, the Company had 28,349,107 shares of common stock outstanding, consisting of 27,330,107 shares of voting common stock, of which 564,376 shares were in the form of unvested stock awards, and 1,019,000 shares of non-voting common stock.

Non-GAAP Financial Measures

The Company discloses certain non-GAAP financial measures related to tangible assets, including tangible book value and tangible common equity, and operating earnings adjusted for merger-related expenses, OREO expenses, debt termination expense, impairments of long-lived assets, securities gains and losses and gains or losses on the sale or disposal of other assets. The Company also discloses the following GAAP profitability metrics alongside the operating earnings equivalent: return on average assets, return on average equity and earnings per share (diluted).

The Company discloses these non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of the Company’s core financial performance. Management believes that these non-GAAP financial measures allow for additional transparency and are used by some investors, analysts and other users of the Company’s financial information as performance measures. These non-GAAP financial measures are presented for supplemental informational purposes only and should not be considered a substitute for financial information presented in accordance with GAAP. These non-GAAP financial measures presented by the Company may be different from non-GAAP financial measures used by other companies.

The following non-GAAP schedule reconciles the non-GAAP operating earnings to GAAP net income as of the dates indicated:

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2016	2016	2015	2016	2015

	(Dollars in thousands, except per share amounts)
Net income	$5,761	$5,685	$6,002	$16,981	$16,563
Expenses adjusted for:
Expenses (gains) related to other real
estate owned, net	20	5	(31)	27	64
Merger-related expenses	2,205	347	-	3,227	-
Impairment of long-lived assets	-	-	-	-	122
Income adjusted for:
Loss on sale of securities	66	101	-	122	-
Gain on sale of other assets	-	-	-	(14)	-
Pre-tax earnings adjustment	2,291	453	(31)	3,362	186
Tax effect of adjustments (1)	(776)	(90)	12	(1,101)	(71)
Tax effected operating earnings adjustment	1,515	363	(19)	2,261	115
Operating earnings	$7,276	$6,048	$5,983	$19,242	$16,678

Average assets	$2,613,133	$2,356,964	$2,268,603	$2,443,707	$2,192,948

Average equity	$253,570	$228,060	$216,742	$235,337	$213,490

Fully diluted average common
shares outstanding:	22,957,268	21,361,712	21,224,989	21,965,047	21,215,435

Earnings per common
share–diluted - operating:	$0.32	$0.28	$0.28	$0.88	$0.79
Earnings per common
share–diluted:	$0.25	$0.27	$0.28	$0.77	$0.78

ROAA - operating	1.11%	1.03%	1.05%	1.05%	1.02%
ROAA (GAAP)	0.88%	0.97%	1.05%	0.93%	1.01%

ROAE - operating	11.42%	10.67%	10.95%	10.92%	10.44%
ROAE (GAAP)	9.04%	10.03%	10.99%	9.64%	10.37%
________________
(1) Tax effect calculated using a combined federal and state marginal tax rate of 38.01%, adjusted for tax effect of nondeductible merger-related expenses.

The following non-GAAP schedules reconcile the book value per share to the tangible book value per share and the GAAP equity ratio to the tangible equity ratio as of the dates indicated:

Tangible Book Value per Common Share
	September 30,	December 31,	September 30,
	2016	2015	2015
	(Dollars in thousands, except per share amounts)
Total stockholders' equity	$351,360	$221,639	$218,803
Less: Goodwill and other intangible assets	(72,153)	(5,173)	(5,668)
Tangible common equity	$279,207	$216,466	$213,135

Number of common shares outstanding	28,349,107	21,704,852	21,728,202

Book value per common share	$12.39	$10.21	$10.07
Tangible book value per common share	$9.85	$9.97	$9.81

Tangible Common Equity Ratio
	September 30,	December 31,	September 30,
	2016	2015	2015
	(Dollars in thousands)
Total stockholders' equity	$351,360	$221,639	$218,803
Less: Goodwill and other intangible assets	(72,153)	(5,173)	(5,668)
Tangible common equity	$279,207	$216,466	$213,135

Total assets	$3,346,265	$2,368,525	$2,285,630
Less: Goodwill and other intangible assets	(72,153)	(5,173)	(5,668)
Tangible assets	$3,274,112	$2,363,352	$2,279,962

Equity ratio - GAAP (total stockholders'
equity / total assets)	10.50%	9.36%	9.57%
Tangible common equity ratio (tangible
common equity / tangible assets)	8.53%	9.16%	9.35%

About Guaranty Bancorp

Guaranty Bancorp is a $3.3 billion financial services company that operates as the bank holding company for Guaranty Bank and Trust Company, a premier Colorado community bank. The Bank provides comprehensive financial solutions to consumers and small to medium-sized businesses that value local and personalized service. In addition to loans and depository services, the Bank also offers wealth management solutions, including trust and investment management services. More information about Guaranty Bancorp can be found at www.gbnk.com.

Forward-Looking Statements

This press release contains forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of such terms and other comparable terminology. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: failure to maintain adequate levels of capital and liquidity to support the Company’s operations; general economic and business conditions in those areas in which the Company operates, including the impact of global and national economic conditions on our local economy; demographic changes; competition; fluctuations in interest rates; continued ability to attract and employ qualified personnel; ability to receive regulatory approval for the bank subsidiary to declare dividends to the Company; adequacy of the allowance for loan losses, changes in credit quality and the effect of credit quality on the provision for credit losses and allowance for loan losses; changes in governmental legislation or regulation, including, but not limited to, any increase in FDIC insurance premiums; changes in accounting policies and practices; changes in business strategy or development plans; failure or inability to complete mergers or other corporate transactions; failure or inability to realize fully the expected benefits of mergers or other corporate transactions; changes in the securities markets; changes in consumer spending, borrowing and savings habits; the availability of capital from private or government sources; competition for loans and deposits and failure to attract or retain loans and deposits; failure to recognize expected cost savings; changes in the financial performance and/or condition of our borrowers and the ability of our borrowers to perform under the terms of their loans and terms of other credit agreements; changes in oil and natural gas prices; political instability, acts of war or terrorism and natural disasters; and additional “Risk Factors” referenced in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as supplemented from time to time. When relying on forward-looking statements to make decisions with respect to the Company, investors and others are cautioned to consider these and other risks and uncertainties. The Company can give no assurance that any goal or plan or expectation set forth in any forward-looking statement can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. The forward-looking statements are made as of the date of this press release, and, except as may otherwise be required by law, the Company does not intend, and assumes no obligation, to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Balance Sheets

	September 30,	December 31,	September 30,
	2016	2015	2015
	(In thousands)
Assets
Cash and due from banks	$163,908	$26,711	$23,750

Time deposits with banks	504	-	-

Securities available for sale, at fair value	364,349	255,431	276,353
Securities held to maturity	183,184	148,761	140,928
Bank stocks, at cost	14,558	20,500	16,018
Total investments	562,091	424,692	433,299

Loans held for sale	-	-	8

Loans, held for investment, net of deferred costs	2,412,999	1,814,536	1,726,143
Less allowance for loan losses	(23,300)	(23,000)	(22,890)
Net loans, held for investment	2,389,699	1,791,536	1,703,253

Premises and equipment, net	68,779	48,308	48,564
Other real estate owned and foreclosed assets	637	674	1,371
Goodwill	56,148	-	-
Other intangible assets, net	16,005	5,173	5,668
Bank owned life insurance	65,030	48,909	48,537
Other assets	23,464	22,522	21,180
Total assets	$3,346,265	$2,368,525	$2,285,630

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing demand	$857,064	$612,371	$683,797
Interest-bearing demand and NOW	802,043	381,834	405,092
Money market	554,447	397,371	369,023
Savings	160,698	151,130	144,602
Time	377,860	259,139	244,815
Total deposits	2,752,112	1,801,845	1,847,329

Securities sold under agreement to repurchase and
federal funds purchased	35,936	26,477	30,151
Federal Home Loan Bank term notes	122,521	95,000	95,000
Federal Home Loan Bank line of credit borrowing	-	185,847	56,300
Subordinated debentures	64,973	25,774	25,774
Interest payable and other liabilities	19,363	11,943	12,273
Total liabilities	2,994,905	2,146,886	2,066,827

Stockholders’ equity:
Common stock and additional paid-in capital - common stock	831,431	712,334	711,610
Accumulated deficit	(372,495)	(382,147)	(385,930)
Accumulated other comprehensive loss	(2,936)	(4,805)	(3,421)
Treasury stock	(104,640)	(103,743)	(103,456)
Total stockholders’ equity	351,360	221,639	218,803
Total liabilities and stockholders’ equity	$3,346,265	$2,368,525	$2,285,630

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

	(In thousands, except share and per share data)
Interest income:
Loans, including costs and fees	$22,295	$17,829	$60,206	$51,749
Investment securities:
Taxable	1,741	2,064	5,454	6,265
Tax-exempt	971	719	2,459	2,133
Dividends	237	249	829	724
Federal funds sold and other	98	2	105	5
Total interest income	25,342	20,863	69,053	60,876
Interest expense:
Deposits	1,228	866	3,299	2,284
Securities sold under agreement to repurchase and
federal funds purchased	13	11	31	31
Borrowings	636	375	1,992	832
Subordinated debentures	715	205	1,165	606
Total interest expense	2,592	1,457	6,487	3,753
Net interest income	22,750	19,406	62,566	57,123
Provision for loan losses	27	14	53	104
Net interest income, after provision for loan losses	22,723	19,392	62,513	57,019
Noninterest income:
Deposit service and other fees	2,581	2,309	7,042	6,682
Investment management and trust	1,333	1,292	3,889	3,964
Increase in cash surrender value of life insurance	490	447	1,398	1,316
Loss on sale of securities	(66)	-	(122)	-
Gain on sale of SBA loans	208	232	472	681
Other	159	119	346	275
Total noninterest income	4,705	4,399	13,025	12,918
Noninterest expense:
Salaries and employee benefits	10,984	8,318	28,292	24,921
Occupancy expense	1,417	1,487	4,053	4,814
Furniture and equipment	750	740	2,281	2,206
Amortization of intangible assets	389	495	868	1,486
Other real estate owned, net	20	(31)	27	64
Insurance and assessments	608	604	1,818	1,795
Professional fees	962	838	2,725	2,520
Impairment of long-lived assets	-	-	-	122
Other general and administrative	3,494	2,415	9,486	7,164
Total noninterest expense	18,624	14,866	49,550	45,092
Income before income taxes	8,804	8,925	25,988	24,845
Income tax expense	3,043	2,923	9,007	8,282
Net income	$5,761	$6,002	$16,981	$16,563

Earnings per common share–basic:	$0.25	$0.28	$0.78	$0.79
Earnings per common share–diluted:	0.25	0.28	0.77	0.78
Dividend declared per common share:	$0.12	$0.10	$0.35	$0.30

Weighted average common shares outstanding-basic:	22,811,386	21,076,380	21,750,153	21,061,445
Weighted average common shares outstanding-diluted:	22,957,268	21,224,989	21,965,047	21,215,435

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Average Balance Sheets

	QTD Average			YTD Average
	September 30,	June 30,	September 30,	September 30,	September 30,
	2016	2016	2015	2016	2015

	(In thousands)
Assets
Interest earning assets
Loans, net of deferred costs	$2,010,622	$1,845,337	$1,703,218	$1,891,756	$1,617,724
Securities	424,133	386,453	436,643	408,065	444,778
Other earning assets	38,012	2,822	1,946	14,634	2,085
Average earning assets	2,472,767	2,234,612	2,141,807	2,314,455	2,064,587
Other assets	140,366	122,352	126,796	129,252	128,361
Total average assets	$2,613,133	$2,356,964	$2,268,603	$2,443,707	$2,192,948

Liabilities and Stockholders’ Equity
Average liabilities:
Average deposits:
Noninterest-bearing deposits	$707,283	$616,046	$637,184	$645,249	$639,694
Interest-bearing deposits	1,399,442	1,212,332	1,159,829	1,273,387	1,093,813
Average deposits	2,106,725	1,828,378	1,797,013	1,918,636	1,733,507
Other interest-bearing liabilities	238,436	287,887	242,330	276,545	233,066
Other liabilities	14,402	12,639	12,518	13,189	12,885
Total average liabilities	2,359,563	2,128,904	2,051,861	2,208,370	1,979,458
Average stockholders’ equity	253,570	228,060	216,742	235,337	213,490
Total average liabilities and stockholders’ equity	$2,613,133	$2,356,964	$2,268,603	$2,443,707	$2,192,948